                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference of our reports dated (i) February 10, 1997 with respect to the consolidated financial statements of Commodore Media, Inc. and Subsidiaries, (ii) February 3, 1997 with respect to the consolidated financial statements of Southern Star Communications Inc., formerly known as Osborn Communications Corporation, and (iii) March 5, 1998, except for Notes 2 and 14 as to which the date is April 27, 1998, with respect to the consolidated financial statements of SFX Broadcasting, Inc. and Subsidiaries, in the Registration Statement of Capstar Broadcasting Corporation on Form S-8 pertaining to 2,496,406 warrants dated April 1, 1998 and 200,000 warrants dated July 5, 1998.


                                             /s/ Ernst & Young LLP

New York, New York
July 22, 1998